FIRST AMENDMENT TO LEASE
This First Amendment to Lease (the “First Amendment”), dated for reference purposes as of August 9, 2011, is entered into by and between SUNROAD CENTRUM OFFICE I, L.P., a California limited partnership (“Landlord”), and BRIDGEPOINT EDUCATION, INC., a Delaware corporation (“Tenant”), with reference to the following recitals.
RECITALS
A.Landlord and Tenant entered into a Standard Form Modified Gross Office Lease dated November 10, 2010 (the “Lease”) for that certain premises identified in the Lease and consisting of an 8-story to-be-constructed building known as Building II in the Sunroad Centrum Project in the Kearny Mesa area of San Diego, California (the “Building”).
B.Landlord and Tenant wish to amend the Lease on the terms and conditions set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Outside Delivery Dates. Section 4.1.4 of the Lease is hereby amended to change the Outside Delivery Date (as it may be extended under said section) for floors 2, 3 and 4 of the Building to February 28, 2013, and to change the Outside Delivery Date (as it may be extended under said section) with respect to floors 1, 5, 6, 7 and 8 of the Building to April 30, 2013.
2.Conflict. If there is a conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control. Except as modified by this First Amendment, the terms and conditions of the Lease shall remain in full force and effect. Capitalized terms included in this First Amendment shall have the same meaning as capitalized terms in the Lease unless otherwise defined herein. Tenant hereby acknowledges and agrees that the Lease is in full force and effect, Landlord is not currently in default under the Lease, and, to the best of Tenant's knowledge, no event has occurred which, with the giving of notice or the passage of time, or both, would ripen into Landlord's default under the Lease.
3.Authority. The persons executing this First Amendment on behalf of the parties hereto represent and warrant that they have the authority to execute this First Amendment on behalf of said parties and that said parties have authority to enter into this First Amendment.
4.Brokers. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder in connection with the negotiation of this First Amendment, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this First Amendment, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party.

5.Counterparts. This First Amendment may be executed in counterparts. Each counterpart shall be deemed an original, and all counterparts shall be deemed the same instrument with the same effect as if all parties hereto had signed the same signature page.
6.No Further Modification. Except as set forth in this First Amendment, all the terms and provisions of the Lease shall apply and shall remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the parties hereby execute this First Amendment as of the date first written above.

LANDLORD:		TENANT:

Sunroad Centrum Office I, L.P., a California limited partnership		Bridgepoint Education, Inc., a Delaware corporation

By:	Sunroad Asset Management, Inc.	By:	/s/ Andrew S. Clark
	a Californai corporation		Andrew S. Clark
		Its:	Chief Executive Officer

By:	/s/ Dan Feldman	By:	/s/ Daniel J. Devine
	Dan Feldman		Daniel J. Devine
Its:	President	Its:	Chief Financial Officer

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